UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of  Registration  under Section 12(g)
      of the Securities Exchange Act of 1934 or Suspension of Duty to File
                   Reports  Under  Sections  13  and  15(d)  of  the  Securities
                        Exchange Act of 1934.

                         Commission File Number: 000-29199

                                SeraNova, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                               499 Thornall Street
                            Edison, New Jersey 08837
                                 (732) 362-1601
        -----------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Common Stock, $0.01 par value
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [x]               Rule 12h-3(b)(1)(ii)  [ ]
Rule 12g-4(a)(1)(ii) [ ]               Rule 12h-3(b)(2)(i)   [ ]
Rule 12g-4(a)(2)(i)  [ ]               Rule 12h-3(b)(2)(ii)  [ ]
Rule 12g-4(a)(2)(ii) [ ]               Rule 15d-6            [ ]
Rule 12h-3(b)(1)(i)  [x]

Approximate number of holders of record as of the certification or notice date:
One

   Pursuant to the requirements of the Securities Exchange Act of 1934, SeraNova, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 5, 2001                       By:   /s/David Rogers
                                                 ---------------
                                                 David Rogers
                                                 Secretary/Treasurer